Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re: Touchstone Select Advisors Portfolios Form N-SAR 1940 Act File No. 811-8778
                  1933 Act File No.

Ladies and Gentlemen:

Please be advised that the Trustees of the Touchstone Series Trust (the "Trust") exercised their authority pursuant to Section 8.2 of the Trust's Declaration of Trust to terminate and liquidate the Select Advisors Portfolios. The termination was effective December 31, 1998.

Please note that the Trust has filed its Form N-8f on February 7, 2000.

Should you have any questions, please call me at (617) 946-1891, or Brian Healy at (617) 204-8557.

Sincerely,


Dan Shea
Account Manager
Investors Bank and Trust